AMENDMENT NO. 2 TO AMENDED AND RESTATED
MASTER TRUST AGREEMENT1

This AMENDMENT NO. 2 TO AMENDED AND RESTATED MASTER TRUST AGREEMENT (“Amendment No. 2”) is made effective as of October 25, 2016 (“Amendment Effective Date”) by and between MoneyGram Payment Systems, Inc. (“MoneyGram”), a Delaware corporation with a principal place of business at 2828 N. Harwood, Dallas, TX 75201 and Wal-Mart Stores, Inc. (“Walmart”), a Delaware corporation, with a principal place of business at 702 SW 8th Street, Bentonville, AR 72716. MoneyGram and Walmart are collectively referred to in this Amendment No. 1 as the “Parties” and each individually as a “Party.

WHEREAS, MoneyGram and Walmart effective February 1, 2016 entered into that certain Amended and Restated Master Trust Agreement, as amended by that certain Amendment No. 1 to Amended and Restated Master Trust Agreement effective as of August 26, 2016 (as amended, “Agreement”), pursuant to which, among other things, MoneyGram appointed Walmart as its limited agent and authorized delegate for the sole purpose of offering and selling Services;

WHEREAS, MoneyGram and Walmart now desire to amend the Agreement as of the Amendment Effective Date as set forth in this Amendment No. 2;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the Parties agree as follows:

1.    Capitalized terms used in this Amendment No. 2 and not specifically defined in this Amendment No. 2 shall have the meaning set forth in the Agreement.

2.    The “List of Attachments” page of the Agreement immediately following the signature page is amended to insert the following after “Attachment M, CO-BRANDED MTaaS WEBSITE ADDENDUM”:

ATTACHMENT N	Walmart2Walmart Mexico Powered by MoneyGram MONEY TRANSFER ADDENDUM

3.     The Agreement is amended by adding, immediately following Attachment M, “Attachment N, Walmart2Walmart Mexico Powered by MoneyGram Money Transfer Addendum” that is attached to this Amendment No. 2 and incorporated into this Amendment No. 2 by this reference.

4.    Each Party acknowledges and agrees that each and every provision of this Amendment No. 2, including the recitals and any “whereas” clauses, is contractual in nature and binding on the Parties. Except as expressly set forth in this Amendment No. 2, nothing in this Amendment No. 2 will modify, alter or amend any provision or term of the Agreement.

_____________________________
1    The appearance of [*] denotes confidential information that has been omitted from this Exhibit 10.75 and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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IN WITNESS HEREOF, the Parties have caused this Amendment No. 2 to be executed by their fully authorized representatives as of the Amendment Effective Date.

WAL-MART STORES, INC.	MONEYGRAM PAYMENT SYSTEMS, INC.
By: /s/ Daniel J. Eckert_______________	By: /s/ W. Alexander Holmes___________
Name: Daniel J. Eckert	Name: W. Alexander Holmes
Title: Senior Vice President, Walmart Services Date: 12/9/2016	Title: Chief Executive Officer Date: 11/18/16

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Walmart2Walmart Mexico powered by MoneyGram
MONEY TRANSFER ADDENDUM N
to the Amended and Restated Master Trust Agreement

A.
Incorporation; Authorization; Certain Definitions. This Walmart2Walmart Mexico Powered by MoneyGram Money Transfer Addendum (the “MT Addendum”) is entered into by and between MoneyGram Payment Systems, Inc. (“MoneyGram”) and Wal-Mart Stores, Inc. (“Walmart”) effective as of October 25, 2016 (“Addendum Effective Date”) and is a part of, and incorporated into, that certain Amended and Restated Master Trust Agreement, effective February 1, 2016 by and between Walmart and MoneyGram (as amended, the “Agreement”). Pursuant to this MT Addendum, MoneyGram hereby authorizes Walmart to sell, and Walmart agrees to offer and sell, the Walmart2Walmart Mexico Money Transfer Services at physical Agent Locations in the United States.

Terms used and not defined in this MT Addendum are as defined in the Agreement.
As used in this MT Addendum:
“Walmart2Walmart Mexico Money Transfer Services” means a money transmission service offered by Walmart under the name “Walmart2Walmart Mexico, powered by MoneyGram”, with such service being initiated in whole or in part (1) at an Agent Location in the United States and (2) the resulting transaction being disbursed in currency at a Walmart Mexico Location.
“Walmart Mexico Location” means a retail store or club located in Mexico and operated by Nueva Wal-Mart de Mexico, S. de R.L. de C.V or its Affiliates, including stores operating under the banner BodegaAurrera, Mi BodegaAurrera and Superama, that are authorized to offer MoneyGram Money Transfer Services.
“Transfer Amount” means the funds collected from a consumer for purposes of being transferred to a recipient, excluding all fees.
The Walmart2Walmart Mexico Money Transfer Services shall be composed of “Transfer Send” transactions wherein an Agent Location collects the Transfer Amount and the Consumer Fee (as defined in Section E below) from a consumer, the consumer chooses the Walmart2Walmart Mexico Powered by MoneyGram service, and initiates an electronic request to MoneyGram to disburse funds to a recipient at a Walmart Mexico Location. For purposes of clarity, Walmart2Walmart Mexico Money Transfer Services: (i) only include money transfer send transactions performed by consumers at physical retail Walmart locations in the U.S. to be picked up by recipients at physical Walmart Mexico Locations and do not include any money transfer transactions performed by a consumer online; and (ii) do not include the purchase, loading or re-loading of gift cards, credit or debit cards, prepaid cards or any other type of financial services card.

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B.
Forms. The MoneyGram Form and Money Transfer Form agreed upon by the Parties as of the Addendum Effective Date for use with respect to Walmart2Walmart Mexico Money Transfer Services is attached to this MT Addendum as Attachment N-1. Any modifications or changes to the MoneyGram Transfer Form and Money Transfer Form are subject to the provisions and requirements of Section 6(e) of the Agreement; however, no modification or change will require an amendment to this MT Addendum or the Agreement.

C.
Money Transfer Procedures. As with all other MoneyGram money transfer services offered and sold by Walmart, Walmart shall use various security measures, log-ins and passwords in connection with the Equipment and Interface to conduct the Walmart2Walmart Mexico Money Transfer Services. Such security measures, log-ins and passwords may be referred to hereafter as the “Walmart Security Measures.” It is Walmart’s obligation to ensure that the Walmart Security Measures are kept confidential and secure. Walmart agrees to take all commercially reasonable precautions necessary to prevent disclosure of the Walmart Security Measures and access to the Walmart2Walmart Mexico Money Transfer Services by unauthorized persons and will promptly notify MoneyGram if Walmart knows or suspects that the Walmart Security Measures have been compromised or otherwise disclosed. Walmart shall be liable for all use or misuse of the Walmart Security Measures, unless such misuse is the result of acts, errors or omissions of MoneyGram, its employees, agents or representatives. The Parties shall assist each other in investigating the circumstances of any misuse of the Walmart Security Measures. Walmart hereby acknowledges that MoneyGram will refuse to authorize transactions if the correct Walmart Security Measures are not provided. Walmart agrees that MoneyGram, in its reasonable discretion, shall have the right, at any time, to refuse any Walmart2Walmart Mexico Money Transfer Services transaction request.

D.	Transfer Send Transactions.

(i)
The Walmart2Walmart Mexico Money Transfer Services may only be offered for transactions where the Transfer Amount is between US$50.01 (inclusive) and US$800.00 (inclusive). The Parties agree that modifications to the range may be needed due to currency exchange fluctuations between the United States dollar and the Mexican peso and any such modifications shall be mutually agreed upon by the Parties.

(ii)
For each such Transfer Send conducted at an Agent Location where the consumer chooses the Walmart2Walmart Mexico Money Transfer Service for a Transfer Amount in the above-referenced range, such Agent Location shall collect from the consumer the Transfer Amount and the applicable Consumer Fee as defined in Section E below. MoneyGram may from time to time amend the Consumer Fee in its sole discretion. Walmart shall not charge consumers additional fees of any kind or nature.

(iii)
As tender for the Walmart2Walmart Mexico Money Transfer Services, Walmart shall accept from consumers either (1) cash, (2) PIN debit cards, or (3) such other forms of payment specifically approved by MoneyGram. Walmart’s acceptance of payment, regardless of payment type, is at Walmart’s sole and exclusive risk and Walmart shall be liable to MoneyGram for all amounts related to any Transfer Send initiated by Walmart, regardless of whether Walmart ultimately receives good funds from the consumer.

E.	Consumer Fees.

(i)	“Consumer Fee” shall be US $6.50 per transaction which the Agent Location shall collect from each consumer sender for the Walmart2Walmart Mexico Money Transfer Services.

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Subject to the provisions below, MoneyGram shall set the Consumer Fee for the Walmart2Walmart Mexico Money Transfer Service transaction.

(ii)	The Consumer Fee used by Walmart to conduct Walmart2Walmart Mexico Money Transfer Service transactions [*].

F.	Commissions.

(i)
For each Transfer Send transaction performed at an Agent Location under the Walmart2Walmart Mexico Money Transfer Service, MoneyGram agrees to pay Walmart as compensation [*] (the “Walmart2Walmart Mexico MT Commission”).

(ii)
MoneyGram and Walmart may agree from time to time to implement special initiatives for certain transactions and the Parties may agree to a modified Walmart2Walmart MT Commission rate for such transactions.

(iii)	No Consumer Fee will be charged to consumers and no Walmart2Walmart Mexico MT Commissions or other compensation will be paid to Walmart for processing refunds.

(iv)
If any Transfer Send is subsequently canceled for any reason (including without limitation for fraud, insufficient funds or cancellation by customer) and no fees are received or retained (as applicable) by MoneyGram from the customer, no Walmart2Walmart Mexico MT Commission shall be payable thereon, provided that such cancellation must occur within 30 (thirty) days of the date that the Transfer Send is fully funded. To the extent MoneyGram has paid any Walmart2Walmart Mexico MT Commission on any Transfer Send that is later canceled pursuant to the timeframe set forth in the foregoing sentence, MoneyGram shall deduct the amount of Walmart2Walmart Mexico MT Commission applicable to such cancelled Transfer Send from Walmart2Walmart Mexico MT Commission payments subsequently payable to Walmart, and will provide Walmart with reporting evidencing all such cancelled Transfer Send transactions. If the amount of such payments is not sufficient to cover the refund of the applicable Walmart2Walmart Mexico MT Commission, Walmart shall pay MoneyGram the deficiency within thirty days of Walmart’s receipt of an invoice from MoneyGram.

G.
Remittances/Settlement. Settlement of amounts due to MoneyGram for transactions performed under the Walmart2Walmart Mexico Money Transfer Services shall be settled as part of the established settlement procedure for money transfers between MoneyGram and Walmart set forth in Attachment C to the Agreement.

H.	Term and Termination.
This MT Addendum shall commence on the Addendum Effective Date and continue for the Term of the Agreement, unless the Agreement is terminated prior to the end of the Term in accordance with Section 9 of the Agreement. The terms of this MT Addendum may continue during the Tail Period if requested by Walmart, as such term is described in Section K(ii) of Attachment C of the Agreement, and the conditions therein are met.

[*]     Please refer to footnote 1 on page 1 of this Exhibit 10.75.

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I.	Miscellaneous

(i)
The Parties agree that the Walmart2Walmart Mexico Money Transfer Service, and the Consumer Fees charged in connection with such service, are specifically excluded from any calculations regarding the Marketing Allowance set forth in Section N(i) of Attachment C of the Agreement. Unless otherwise mutually agreed upon by the Parties, any marketing expenses for the Walmart2Walmart Mexico Money Transfer Service shall be the responsibility of Walmart.

(ii)	MoneyGram acknowledges and agrees that the mark “Walmart2Walmart” and “Walmart2Walmart” logo constitute Walmart Proprietary Material.

(iii)	In the event of any conflict between the terms of this MT Addendum and the terms of the Agreement with respect to the subject matter hereof, the terms of this MT Addendum shall control.

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ATTACHMENT N-1
MONEYGRAM FORM/MONEY TRANSFER FORM

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